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                                                                      EXHIBIT 99

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   NOVEMBER 22, 2002
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                WILLIAMS ENERGY PARTNERS INCREASES 2002 EARNINGS

                GUIDANCE, AGREES TO TERMINATE TESORO ACQUISITION

TULSA, OKLA. -- Williams Energy Partners L.P. (NYSE:WEG) announced today that it is increasing its earnings guidance for the partnership to approximately 70 cents for fourth quarter 2002 and $3.40 for the full year. Previous guidance had been 45 cents for the quarter and $3.09 for the year.

"Now that we've completed our long-term debt financing and continue to see strong results from Williams Pipe Line, we have greater clarity on our fourth quarter financial performance," said John Chandler, chief financial officer.

On a separate matter, Williams Energy Partners and Tesoro Petroleum Corporation (NYSE:TSO) have terminated their agreement for the partnership to purchase a refined petroleum products pipeline from Tesoro. Termination of this agreement does not impact Williams Energy Partners' earnings guidance because it was not a part of previous estimates.

"While this acquisition would have been a good addition to Williams Pipe Line, timing issues related to the Federal Trade Commission review made it necessary for Tesoro to pursue another buyer," said Don Wellendorf, chief executive officer.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or


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more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
Paula Farrell     Williams Energy Partners Investor Relations 918-573-9233    paula.farrell@williams.com


Susie Hereden     Williams Energy Partners Media Relations    918-573-2278    susie.hereden@williams.com
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